Exhibit 4.23
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
NRG Energy, Inc. (“NRG”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: its common stock, par value $0.01 per share.
The following description of NRG’s common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to NRG’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and NRG’s Fourth Amended and Restated By-laws (the “By-laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K. For additional information, please read the Certificate of Incorporation, By-laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Authorized Capital Stock
NRG’s Certificate of Incorporation provides that the total number of shares of capital stock that may be issued by NRG is 510,000,000, consisting of 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value 0.01 per share, of which 650,000 shares have been designated as “10.25% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock.”
NRG’s preferred stock may be issued from time to time and in one or more series. By resolution adopted by the affirmative vote of at least a majority of the total number of directors then in office, the Board of Directors (the “Board”) of NRG is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock.
Description of NRG Common Stock
Voting Rights
The holders of NRG’s common stock are entitled to one vote on each matter submitted for their vote at any meeting of NRG stockholders for each share of common stock held as of the record date for the meeting. Except as otherwise provided by the DGCL or the Certificate of Incorporation and subject to the rights of holders of any series of preferred stock, all of the voting power of the stockholders of NRG is vested in the holders of the common stock.
Generally, the vote of the holders of a majority of the total number of votes of NRG capital stock represented at a meeting and entitled to vote on a matter is required in order to approve such matter, unless otherwise required by law. See also “Amendments” and “Anti-takeover Provisions.”
Liquidation Rights
In the event that NRG is liquidated, dissolved or wound up, the holders of NRG common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of NRG's liabilities and of the prior rights of any outstanding series of NRG’s preferred stock.
Dividends
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of NRG common stock are entitled to dividends when, as and if declared by the Board out of funds legally available for that purpose.
No Preemptive Rights
The common stock has no preemptive rights or other subscription rights.
No Redemption Rights, Conversion Rights or Sinking Fund
There are no redemption, conversion or sinking fund provisions applicable to the common stock.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare.
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Stock Market Listing
The common stock is listed on the New York Stock Exchange and NYSE Texas under the symbol “NRG.”

Anti-takeover Provisions
Some provisions of the DGCL and NRG's Certificate of Incorporation and By-laws could discourage or make more difficult a change in control of NRG without the support of the Board. A summary of these provisions follows.
Meetings of Stockholders and Director Vacancies
Special Meetings of Stockholders. NRG’s Certificate of Incorporation provides that a special meeting of stockholders may be called only by the Board by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or the chief executive officer of NRG (or, if there is no chief executive officer, by the most senior executive officer of NRG).
Elimination of Stockholder Action by Written Consent. NRG’s Certificate of Incorporation and By-laws provide that holders of NRG common stock cannot act by written consent in lieu of a meeting.
Vacancies. Any vacancy occurring on the Board and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock.
Amendments
Amendment of Certificate of Incorporation. The Certificate of Incorporation may be amended by the affirmative vote of holders of at least a majority of the combined voting power of outstanding shares of NRG capital stock entitled to vote in the election of directors, voting together as a single class, subject to the rights of holders of any series of preferred stock.
Amendment of By-laws. The Board has the power to make, alter, amend, change or repeal NRG’s By-laws or adopt new By-laws by the affirmative vote of a majority of the total number of directors then in office, subject to further action by stockholders. This right is subject to repeal or change by the affirmative vote of a majority of the combined voting power of the then outstanding capital stock of NRG entitled to vote on any amendment or repeal of the By-laws.
Notice Provisions Relating to Stockholder Proposals and Nominees
NRG’s By-laws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.
Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to the Board at an annual meeting of stockholders, or (iii) nominate a candidate for election to the Board at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to NRG's corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.
To be timely, a stockholder’s notice must be received at the principal executive offices of NRG:
•in the case of a nomination (other than nominations made pursuant to Section 15 of Article II of the By-laws) or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year's annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by NRG; or
•in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by NRG.
For nominations made pursuant to Section 15 of Article II of the By-laws, namely nominating a stockholder nominee, the nominating stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of
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the date of NRG’s proxy materials released to stockholders in connection with the previous year’s annual meeting of stockholders, submit to the secretary of NRG at the principal executive office of NRG all of the information and documents required in the By-laws (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year’s annual meeting and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 150 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.
Delaware Anti-takeover Law
NRG is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
•prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of NRG’s voting stock.
Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring NRG to negotiate in advance with the NRG Board because the stockholder approval requirement would be avoided if the NRG Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

NRG - Description of Securities (004).docx